Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel, Senior Vice
P.O. Box 626	President and Chief Financial
Bassett, VA 24055	Officer
(276) 629-6614 - Investors

Jay S. Moore, Director of
Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Quarterly Dividend & Increase to Share Repurchase Plan

(Bassett, Va.) – October 9, 2014– Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today that its Board of Directors has declared a dividend of $.08 per share of outstanding common stock payable on November 28, 2014 to shareholders of record at the close of business November 14, 2014. In addition, the Board of Directors has increased the Company’s existing share repurchase authorization by approximately $14 million to a new limit of $20 million.

“We are pleased that the Board has increased our share repurchase authorization by some $14 million,” said Robert H. Spilman, Jr., President and Chief Executive Officer. “So far this year we have returned over $5.5 million to our shareholders in the form of share repurchases and $4.3 million in the form of dividends. This gives us the flexibility to continue our balanced approach to capital allocation, which includes investing in growth, returning capital through dividends and buying back shares.”

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 94 company- and licensee-owned stores, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. Bassett is also growing its traditional wholesale business with more than 600 accounts in the open market, across the United States and internationally. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

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